Stacey Dwyer, EVP
                            1901 Ascension Blvd., Suite 100, Arlington, TX 76006 817-856-8200
                            October 7, 2003



D.R. HORTON, INC. REPORTS FOURTH QUARTER NET SALES ORDERS INCREASED 21% TO $2.4 BILLION

         ARLINGTON, TEXAS - D. R.  Horton,  Inc. (NYSE:DHI)  Tuesday (October 7,
2003) reported that net sales orders for the fourth quarter ended September 30, 2003 increased 21% to $2,406.0 million (10,114 homes), compared to $1,996.4 million (8,665 homes) for the same quarter of fiscal year 2002. Net sales orders for fiscal year 2003 increased 33% to $9,162.3 million (38,725 homes), compared to $6,885.9 million (31,491homes) for fiscal year 2002.

         Donald R. Horton, Chairman of the Board, said, "We are extremely pleased with the Company's double-digit sales increase. The excellent sales results in our fourth quarter, combined with our strong backlog, position the Company for a strong start to another record year in fiscal 2004."

         Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes under the D.R. Horton, Cambridge, Continental, Dietz-Crane, Emerald, Melody, Milburn, Schuler, Stafford, Torrey, Trimark, and Western Pacific names in 20 states and 44 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

         Portions of this document may constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements that relate to the Company's backlog and assurance of another record year in fiscal 2004 are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; the Company's substantial leverage; competitive conditions within the industry; the availability of capital and the Company's ability to integrate its acquisitions, successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton's annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the SEC.














                        WEBSITE ADDRESS: www.DRHORTON.com


                               D. R. HORTON, INC.
                                ($'s in millions)

                                NET SALES ORDERS

                                   Three months ended September 30,
                                   --------------------------------

                                    2002                         2003
                           ----------------------       -----------------------
                            Units           $            Units            $
                           ----------------------       -----------------------
     Mid-Atlantic             910       $  188.1            928       $  203.7

     Midwest                  515          123.4            613          168.0

     Southeast              1,038          178.4          1,214          240.3

     Southwest              3,206          547.8          4,138          690.1

     West                   2,996          958.7          3,221        1,103.9
                            -----        -------         ------       --------
                            8,665       $1,996.4         10,114      $ 2,406.0
                            =====       ========         ======      =========


                                   Year  ended September 30,
                                   -------------------------

                                    2002                         2003
                           ----------------------       -----------------------
                            Units           $            Units            $
                           ----------------------       -----------------------

     Mid-Atlantic           3,381      $   700.2          3,594      $   780.8

     Midwest                1,909          464.4          2,067          553.6

     Southeast              3,718          617.0          4,528          863.3

     Southwest             12,743        2,131.5         15,699        2,614.7

     West                   9,740        2,972.8         12,837        4,349.9
                            -----        -------         ------        -------
                           31,491      $ 6,885.9         38,725      $ 9,162.3
                           ======      =========         ======      =========





                       WEBSITE ADDRESS: www.DRHORTON.com
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